Exhibit 23.3

Consent of Burdick Meritt & Associates, P.C.

The Board of Directors

GeoResources, Inc.

We consent to the use of our report dated June 13, 2007, with respect to the balance sheet of Chandler Energy, LLC as of December 31, 2006 and 2005, and the related statements of operations, member’s equity and cash flows for each of the years in the two-year period ended December 31, 2006, which reports appear in the GeoResources, Inc. Current Report on Form 8-K, dated June 22, 2007, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Burdick Meritt & Associates, P.C.

Denver, Colorado

July 23, 2007